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                                                                   EXHIBIT 10.16

                            MANUFACTURING AGREEMENT

This Manufacturing Agreement (this "Agreement") covers the manufacture of electronics products and related services by Hi-Tech Manufacturing, Inc. ("HTM"), a Delaware corporation, located at 12520 Grant Drive, Denver, CO 80241 for Xybernaut Corporation ("Xybernaut"), a Delaware corporation, whose principal place of business is 12701 Fair Lakes Circle, Suite 550, Fairfax, VA 22033. The effective date of this Agreement is January 13, 1997.

PREAMBLE

The general purpose of this Agreement is to document responsibilities wherein:

        * HTM would expect to technically and organizationally be able to satisfy and fulfill the Xybernaut purchase order requirements as accepted by HTM;
        * HTM would expect ongoing purchase orders and forecasts to be reliable and sufficiently in advance in order to procure components and plan factory capacity such that the basis upon which the purchase order pricing was generated can be realized;
        * Xybernaut would expect HTM processes to remain flexible enough to accept a certain level of engineering and schedule changes;
        * if HTM cannot satisfy the purchase order requirements, HTM should inform Xybernaut without delay and help develop alternative plans that will satisfy the demand (including, alternative manufacturing);
        * HTM would not be expected to take any inventory risk for components acquired pursuant to Xybernaut purchase orders;
        * HTM would not be expected to finance Xybernaut inventories for long-term significant changes to schedules;
        * if consignment builds are required, HTM would expect Xybernaut to provide timely, complete consignment kits (inclusive of shrink quantities) unless the quote allows for, and arrangements are made for, HTM to provide receiving, warehousing and kitting services; and
        * since through no fault of either HTM or the Xybernaut, programs oftentimes are not executed as planned, Xybernaut should expect HTM's response to changes to be proactive and HTM would expect Xybernaut purchase order pricing to be adjusted fairly for the changes in the level of the work.

1.1 PURCHASE ORDERS AND FORECAST. This Agreement is not a purchase order. Xybernaut is not required to purchase products from HTM until Xybernaut issues a firm purchase order pursuant to these terms and conditions of this Agreement. The terms and conditions set forth in this Agreement will prevail over conflicting terms on a purchase order. Based upon present forecasts, it is Xybernaut's intention to have HTM build, at least, 5,650 units under this Agreement. Notwithstanding the foregoing, Xybernaut is not making any representation,

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warranty, or guaranty, as to the actual number of units of products to be ordered from HTM pursuant to this Agreement.

Xybernaut will provide HTM with a manufacturing forecast, specified by Xybernaut's designated part number, for an initial 12 month period. Such forecast will be updated monthly and is not binding unless covered by a Xybernaut purchase order.

It is understood and acknowledged that HTM will only order material pursuant to and based upon Xybernaut's purchase orders.

Unless this Agreement is terminated, Xybernaut shall provide orders for the first 3 months of its forecast and then monthly, will provide purchase orders for one additional month so as to maintain a minimum of 3 months of products covered by purchase orders. Purchase orders should reference this Agreement and specify the item numbers, quantities ordered, unit of measure, Xybernaut part number, description of items, unit price, requested delivery dates to each particular location, method of shipment, FOB point and tax status of each shipment HTM will normally affirmatively accept all purchase orders within 10 working days from HTM's receipt of each purchase order or, within such 10 working day period, will advise Xybernaut of modifications if the purchase order is not acceptable to HTM. Absent notification within such 10 day period, the purchase order will be deemed accepted by HTM.

1.2 RESCHEDULE OF PURCHASE ORDER(S). Due to factory capacity planning, HTM ordinarily cannot accept purchase order reschedules, especially those within 30 days of the scheduled delivery date. However, reschedules may be allowed at the sole but reasonable discretion of HTM based on the capacity costs of rescheduling as reasonably determined by HTM. In circumstances where factory capacity or inventory planning is not adversely effected, HTM will allow reschedules without cost to Xybernaut. In any event, purchase orders for deliveries outside of 30 days may be rescheduled for up to 60 days for a single product's monthly requirement without cost to Xybernaut.

1.3 CANCELLATION OF PURCHASE ORDER(S). For reasons attributable to Xybernaut, purchase orders may be either cancelled by Xybernaut or deemed cancelled by being not deliverable. "Not deliverable" includes those instances in which late or delinquent deliveries of components/material provided by Xybernaut to HTM cause HTM not to be able to deliver according to the Xybernaut purchase order. Upon any cancellation or deemed cancellation, Xybernaut will be liable for material costs and non-material purchase order price as defined below.

     MATERIAL COSTS. "Material Costs" are defined as the cost of material, plus incoming shipping costs, if any, and (b) a mark-up of five percent (5%). Under all circumstances, Xybernaut will be responsible and liable for any and all material costs incurred by HTM for either: (1) material purchased pursuant to a Xybernaut purchase order or, (2) material purchased pursuant to a written authorization by Xybernaut (common for long-lead time components). The material liability is inclusive of any and all on order inventory unless

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     cancelable (in which case the liability will be limited to any actual cancellation charges), on-hand component inventory and work-in-process.

     Upon cancellation, Material Costs will be separately calculated and invoiced. Payment terms for cancelled Material Costs are net 30 days. HTM will continually attempt to mitigate Material Costs by returning components to vendors, cancelling components on order and utilize cancelled material on other customer programs.

     NON-MATERIAL PURCHASE ORDER PRICE. For purposes hereof, Non-material purchase order price shall mean the purchase order pricing minus the Material Costs. With respect to orders cancelled within 30 days of delivery, nonmaterial purchase order price will be invoiced at the lesser of: (1) the non-material purchase order of the product or (2) the reasonable capacity costs of cancellation as determined solely by HTM. With respect to orders cancelled more than 30 days from delivery will be invoiced at the lesser of (1) one-half the non-material purchase order price of the product and (2) the reasonable capacity costs of cancellation as determined solely by HTM.

     Payment terms are net 30 days.

1.4 RESPONSE TIME. In the absence of the cancellation or rescheduling of a purchase order, HTM shall manufacture and deliver products to Xybernaut or its designee in accordance with Xybernaut's purchase orders. Should HTM materially fail to meet the targeted delivery dates, Xybernaut shall be entitled to terminate this Agreement without any further obligation to HTM.

1.5 TITLE AND RISK OF LOSS. Title to products and liability for loss or damage to products shall pass to Xybernaut upon HTM's delivery of the products to a common carrier for shipment to Xybernaut and/or Xybernaut's designee, and the issuance of a bill of lading or similar title document by the common carrier.

1.6 ADVANCE PAYMENTS. Xybernaut shall pay to HTM the sum of $120,000 upon the effectiveness of the execution and delivery of this Agreement, and the sum of $60,000 upon the dates that are thirty (30) and sixty (60) days thereafter. The $240,000 aggregate amount of these advance payments shall serve as an advance against the amounts payable by Xybernaut to HTM hereunder. After the aggregate $240,000 has been paid by Xybernaut, and provided the parties are otherwise not in default in respect of any of their respective obligations hereunder, HTM and Xybernaut shall negotiate in good faith regarding a modification to the terms of the timing of Xybernaut's payment obligations hereunder.

2.1 MANUFACTURING SHRINK. Turnkey material costs are quoted to include manufacturing shrink. Customer consignment material should include shrink quantities either on a component level or on an average bill of material level as mutually agreed between HTM and Xybernaut. If there is no separate agreement, a minimum of 1% component shrink will be assumed for purposes of this Agreement.

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2.2  PRODUCT QUALITY.  All products manufactured by HTM hereunder shall meet the quality standards agreed upon by Xybernaut and HTM. Such quality standards shall be set forth in an exhibit attached hereto.

3.1 INVOICING OF PRODUCTS. HTM will invoice Xybernaut upon shipment. Shipping terms are FOB HTM factory. Payment terms are net 30 days.

4.1 INSPECTION. Xybernaut shall have 30 days from date of delivery to inspect the products. If any product is deemed defective by Xybernaut, Xybernaut or its designee shall notify HTM of particular deficiencies within 10 days from the end of the 30 day period. Upon receipt of a written RMA, Xybernaut or its designee shall be entitled to return such defective product to HTM for repair at HTM's cost.

5.1 PRODUCT CHANGES; DRAWINGS. (a) Xybernaut may submit a written Engineering Change Order Notice (the "Change Order Notice") to make changes in the drawings, designs, specifications, or method of shipment or packaging concerning any of the products. HTM shall provide Xybernaut with an appropriate statement setting, forth any resulting cost differences as soon as reasonably possible after receipt of the Change Order Notice. The new purchase price shall be effective upon the first invoice after the implementation of the changes. HTM will not implement any changes unless approved in writing by Xybernaut.

(b) HTM may recommend to Xybernaut at any time proposed changes in the products' drawings, designs, specifications, process changes, or packing requirements that could result in improved reliability or cost reduction. HTM will implement such recommendations only upon receipt of Xybernaut's written authorization in the form of the Change Order Notice. HTM shall have no obligation or liability for its recommendations. If HTM's recommended changes decrease the cost of the assembly process, HTM and Xybernaut agree to a cost sharing program with HTM whereby any savings identified by HTM will be split 75% to Xybernaut and 25% to HTM, effective upon the first invoice after the implementation of the changes.

Xybernaut shall pay all reasonable costs actually incurred by HTM as of result of with a Change Order Notice (including any engineering and documentation costs, rework charges for work in process and obsolete materials) within 30 days of the date of HTM's invoice for such costs.

6.1 LIMITED WARRANTY. HTM warrants to Xybernaut that each product from under ordinary and proper use shall be free from defects in workmanship and materials for a period of 90 days in respect of each product from the date of receipt of the product by the applicable end user and for 12 months from the date with respect to individual parts. This warranty requires that products will: (a) be manufactured in accordance with HTM's manufacturing workmanship standards, (b) conform to the product specifications, and (c) successfully complete any mutually agreed upon product acceptance tests.

HTM's sole warranty obligation under this Agreement shall be to repair, replace or credit Xybernaut for any products found to be defective during the warranty period; provided that (i)

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HTM is promptly notified of the defect; (ii) the defects were not the result of misuse, accident, neglect, improper alteration or improper testing, storage, installation, or use; and (iii) such products are returned to HTM.

The express warranty as set forth in this section is in lieu of all other warranties, express or implied, including, without limitation, the warranties of merchantability and fitness for a particular purpose or freedom from third party infringement claims. The express obligation stated above is in lieu of all liabilities or obligations of HTM for consequential damages, including but not limited to loss damage or injury, direct or consequential, arising out of or in connection with the delivery, use or performance of the products, and it is agreed that repair or replacement is Xybernaut's sole remedy for such loss, damage or injury. HTM expressly discuss all implied warranties of title for any consigned or Xybernaut supplied materials. Xybernaut agrees that HTM will not be liable for any lost profits, loss of business, or the like, or for any claim or demand against Xybernaut by any other party. In no event will HTM be liable for special, indirect or consequential damages even if HTM has been advised of the possibility of such damages.

7.1 PATENT AND COPYRIGHT INDEMNIFICATION. Xybernaut will defend at its expense any action brought against Xybernaut and/or HTM to the extent that such action is based on a claim that products manufactured, developed and/or supplied by HTM in compliance with Xybernaut's specifications directly infringe any United States copyright or duly issued U.S. patent. Xybernaut will pay all damages and costs finally awarded against Xybernaut or HTM in such action attributable to such claim. HTM will promptly provide Xybernaut with any communication, notice or other action relating to the alleged infringement and will give authority, information and assistance (at Xybernaut's expense) necessary to defend or settle such claim.

(b) HTM will defend at its expense any action brought against HTM and/or Xybernaut to the extent that it is based on a claim that HTM's manufacturing process for the products directly infringes any United States copyright or duly issued United States patent. HTM will pay all damages and costs finally awarded against HTM or Xybernaut in such action attributable to such claim. Xybernaut will provide HTM with any communication, notice or other action relating to the alleged infringement and will give authority, information and assistance (at HTM's expense) necessary to defend or settle such claim.

7.2 DATA AND PROPRIETARY RIGHTS IN DATA. All documentation, designs, drawings, samples, specifications, publications, schedules, engineering details and related data of Xybernaut and HTM pertaining to the products and manufacturing processes are confidential information. Xybernaut and HTM shall protect such confidential information from any use or disclosure to third parties; provided that disclosure shall be permitted pursuant to subpoena and any similar judicial or regulatory process.

8.1 SERVICE ARRANGEMENT. Promptly after the execution and delivery of this Agreement, Xybernaut and HTM shall begin good faith negotiations with respect to a service arrangement

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between them pursuant to which HTM would service the products (for compensation payable to HTM) for defects after the end of the applicable warranty period.

9.1 TERM AND TERMINATION. This Agreement shall be effective for 1 year following the effective date unless sooner terminated by mutual agreement and will automatically renew for successive 1 year periods for as long as HTM retains manufacturing responsibilities for the products and unless 90 days prior to the then expiry date, Xybernaut notifies HTM in writing that it does not intend for this Agreement to be extended. The foregoing is subject to the limited rights of termination expressly set forth herein.

10.1 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument and shall be effective when executed counterparts are delivered and exchanged by the parties.

10.2 APPLICABLE LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to it principles of conflicts of law. Xybernaut and HTM hereby irrevocably consents to the jurisdiction of the Federal District Court located in the Ste of Delaware and the courts of the State of Delaware.

10.3 ASSIGNMENT. This Agreement may not be assigned or delegated by either party without the prior written consent of a duly authorized officer of the other party, and any attempt to assign or delegate any rights, duties or obligations under this Agreement will be void.

10.4 REMEDIES. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

10.5 AMENDMENT. Any amendments or modifications to, or waivers from, to the terms and conditions of this Agreement must be in writing and will not be valid and effective unless evidenced by an instrument in writing executed by a duly authorized officer of each of the parties.

10.6 FORCE MAJEURE. Neither party to this Agreement shall be liable, either wholly or in part, for nonperformance or a delay in performance of its obligations under this Agreement if due to force majeure or contingencies or causes beyond the reasonable control of such party or its suppliers. The delayed party shall report any delays to the affected party within three (3) working days after the occurrence giving rise to delay. Should an event of force majeure effecting HTM or its suppliers materially interfere with the ability of HTM to meet the delivery requirements of Xybernaut as provided in Xybernaut's forecast and/or outstanding purchase orders, than Xybernaut may determine, which determination shall be reasonable and in good faith, to terminate this Agreement upon written notice to HTM.

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10.7  PUBLICATION.  Except as may be required by applicable law, neither party hereto shall, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), publicly announce or otherwise disclose the existence or the terms of this Agreement.

10.8 NON-WAIVER. Failure of any party to insist upon strict compliance with any term, covenant, or condition hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

10.9 SEVERABILITY. If any provision of this Agreement shall be deemed invalid or unenforceable, the applicability or validity of any other provision of this Agreement shall not be affected, and if any such provision shall be deemed invalid or unenforceable in any respect, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable.

10.10 NOTICES. All notices, consents, agreements and the like required or permitted under the terms and conditions of this Agreement shall be in writing and shall be sent by registered mail (return receipt) with postage prepaid and will be effective upon actual receipt by the recipient at the address set forth in the heading to this Agreement or such other address as may be specified to the other party.

10.11 ENTIRE AGREEMENT. This Agreement constitutes the complete, exclusive and entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings with respect to such subject matter (whether written or oral) all of which are merged herein. Any term or condition in any order, confirmation or other document furnished by either party which is in any way inconsistent with or in addition to these terms and conditions is expressly rejected.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective the date written above.

Hi-TECH MANUFACTURING, INC.                         XYBERNAUT CORPORATION
("HTM")                                             ("Xybernaut")

By: /s/ ED JOHNSON                                  By: /s/ EDWARD G. NEWMAN
    ------------------------------------                ---------------------------------


Title: President                                    Title: President
       ---------------------------------                   ------------------------------


Date: 1/13/97                                       Date: 1/11/97
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